Bodisen Biotech Sees Accelerated Earnings Growth in 2006, Company Has a Strong Balance Sheet with Approximately $26 Million in Cash

Bodisen has sufficient capital to fund current growth plan in a favorable market environment

NEW YORK--(BUSINESS WIRE)—March 20, 2006 -- Bodisen Biotech, Inc., (AMEX:BBC, London AIM:BODI, website: www.bodisen.com) the first China based environmentally friendly bio fertilizer company listed on a US stock exchange, and dually listed in London, announced today that on March 15, 2006, the Company completed financing of $5,322,506 by issuing 380,179 restricted shares of common stock of the Company at $14.00 per share to institutional investors in a private placement pursuant to Regulation S. Issuance of these new shares are subject to approval by the American Stock Exchange and admission to the London AIM market. The proceeds from this financing will be used to fulfill repayment obligations of a $5 million short term note that the Company entered in December 2005 which was used to fund raw materials purchases. The issuance of these additional shares represents less than $0.01 per share in earnings dilution.

Bodisen will have a total of 18,176,917 shares outstanding upon completion of the above-noted transactions. Bodisen has no further outstanding debts (other than customary trade debts) on its balance sheet. Based on the current market environment, the Company believes that it has sufficient capital to fund its current growth plan.

Karen Qiong Wang, Chief Executive Officer of Bodisen commented, “Bodisen is focused on strengthening its balance sheet in anticipation of accelerated earnings growth in 2006 and beyond. With approximately $26 million in cash and our current growth plan in place, we do not anticipate the need to raise any additional capital. Bodisen is the largest organic fertilizer company in China with an extensive nationwide distribution network. Our plans include having two new production facilities fully operational before next year’s planting season, which could potentially enable us to double our revenues in 2007 compared to 2006, while targeting on average net profit margin of approximately 30% of sales.”

Commenting on China’s chemical fertilizer industry, Ms. Wang continued: “With farmers continuing to shift from the use of chemical fertilizers to environmentally friendly bio-active fertilizers, such as Bodisen’s - which increase farmers’ crop yields by as much as 35% while restoring soil nutrients at the same cost as chemical fertilizers - we continue to see favorable market conditions that we believe will further accelerate our earnings growth potential in 2006 and beyond.”

London investment bank Charles Stanley and the China subsidiary of Wall Street firm New York Global Group acted as advisors to Bodisen related to the above mentioned financing. Global law firms Jones Day and Sichenzia Ross Friedman Ference acted as legal counsels to this transaction.

About Bodisen Biotech, Inc.

A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Utilizing proprietary agricultural technologies, Bodisen sells over 60 packaged products, broken down into 4 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; Pesticides & Insecticides, and agricultural raw materials. Bodisen's organic fertilizers can be absorbed by plants within 48 hours and enrich soil conditions without the damaging effects associated with chemical fertilizers. These products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being 100% environmentally friendly. Among China's population of 1.3 billion, approximately 900 million are farmers whose incomes depend on their crop yields. With approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth in its existing business.

BODISEN HAS RESEARCH COVERAGE IN NEW YORK AND IN LONDON

Wall Street firm New York Global Securities, Inc. ("NYGS", www.newyorkglobal.com) provides research coverage for Bodisen. NYGS' parent company New York Global Group (www.nyggroup.com) has a significant China presence and is one of the largest US firms in China in the financial services sector. London investment bank Charles Stanley (www.charles-stanley.co.uk), a member of the London Stock Exchange since 1852, provides research coverage for Bodisen in London.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Contact:

Debra Chen

Investor Relations:

The Piacente Group, Inc.

Tel: 212-481-1907

Email: debra@thepiacentegroup.com